EXECUTION VERSION

Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among

SPRINT SPECTRUM L.P.,

SPRINTCOM, INC.,

and

UNITED STATES CELLULAR CORPORATION

Dated as of November 6, 2012

Schedules

Schedule I                             - Seller Assigned Licenses

Schedule II                           - Knowledge (Seller)

Schedule III                          - Knowledge (Purchaser)

Schedule 1.2(a)(iii)              - Assumed Liabilities and Obligations with Respect to Customers

Schedule 1.4(b)                    - Schedule of Proration

Schedule 3.4                         - No Conflicts or Consents; Purchaser State Consents

Schedule 4.4                         - No Conflicts or Consents; Seller State Consents

Schedule 4.6(a)                    - Interference Consents

Schedule 4.6(b)                    - Pending or Threatened Proceedings

Schedule 4.6(c)                    - Pending and Filed Seller License Applications

Schedule 4.6(d)                    - Seller License Conflicts or Violations

Schedule 4.6(e)                    - Buildout and Coverage Issues

Schedule 4.7                         - Litigation Regarding Seller Licenses

Schedule 4.8(d)                    - Tax Return Assessments

Schedule 4.8(e)                    - Tax Return Examination Open Issues

Schedule 4.8(f)                     - Tax Matters; Waivers of Statute of Limitations

Schedule 4.8(g)                    - Tax Matters; Proposed or Threatened Tax Claims or Assessments

Schedule 4.9                         - Title to Purchased Assets

Schedule 4.11                       - Government Authorizations

Schedule 4.12(a)(i)              - Certain Enterprise Customer Agreements

Schedule 4.12(a)(ii)             - Form Customer Agreements

Schedule 4.12(a)(vi)            - No Conflicts or Consents under Customer Agreements

Schedule 4.12(b)                  - Seller Consents

Schedule 4.14                       - Seller Business

Schedule 4.15                       - Absence of Changes or Events

Schedule 4.16                       - Liability to Affiliates

Schedule 4.17                       - Business Activity Restriction

Schedule 5.12                       - Non-Competition

Schedule 5.14(a)                 - Additional Enterprise Customer Agreements

Schedule 5.14(b)                 - Excluded Enterprise Customer Agreements

Schedule 6.1(i)                     - Certain Terms of the Transition Services Agreements

Schedule 6.1(k)                    - Customer Threshold

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of November 6, 2012, is made and entered into by and among Sprint Spectrum L.P., a Delaware limited partnership (“Sprint Spectrum”), SprintCom, Inc., a Kansas corporation (“SprintCom” and, together with Sprint Spectrum, “Purchaser”), and United States Cellular Corporation, a Delaware corporation (“Seller”).  All references to Purchaser in this Agreement shall be references to Sprint Spectrum and SprintCom, jointly and severally, and all covenants, agreements, representations and obligations of Sprint Spectrum and SprintCom under this Agreement shall be joint and several.  Capitalized terms used but not defined in the provision in which they first appear have the meanings ascribed thereto in Section 9.16.

WHEREAS, (a) Seller holds, through one or more wholly-owned subsidiaries as set forth on Schedule I, authorizations from the FCC to provide wireless communications services in certain Market Areas identified on Schedule I (the “Seller Service Area”), as such authorizations are described on Schedule I (the “Seller Assigned Licenses”), and (b) utilizing the Seller Assigned Licenses, Seller operates wireless communications systems and is engaged in the business of marketing, selling and providing wireless communications services in each of the Market Areas set forth in Schedule I (the “Seller Business”);

WHEREAS, subject to the limitations and exclusions contained in this Agreement, Seller desires to sell, and Purchaser desires to purchase, the Purchased Assets (as defined below) on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the parties agree as follows:

ARTICLE 1
THE TRANSACTION

Section 1.1.                 Sale and Purchase of Assets

Upon the terms and subject to the conditions hereof, at Closing:

(a)           Purchaser will pay to Seller, a designated Affiliate, or another Seller designee pursuant to Section 1.3(a), Four Hundred Eighty Million Dollars ($480,000,000) in cash (the “Purchase Price”); and

(b)          Seller will, and will cause each Seller Entity to, assign, transfer, deliver and convey to the applicable Purchaser, free and clear of all Liens (other than Permitted Liens), and the applicable Purchaser will acquire, all right, title and interest of the applicable Seller Entity in and to, the following assets other than the Excluded Assets (collectively, the “Purchased Assets”):

                                              (i)       the Seller Assigned Licenses; and

                                            (ii)                   (A) Seller’s customer relationship (including any Seller Entity’s customer relationship) with (1) all individual customers (I) whose contracts for service are with Seller or any Seller Entity; (II) who are directly liable under such contracts; and (III) who are Homed to the Seller Service Area (the “Individual Customers”), and (2) any enterprise customer for which 50% or more of such enterprise customer’s end users, for whom such enterprise customer is directly liable, are Homed to the Seller Service Area (each, an “Enterprise Customer”, and all Enterprise Customers together with the Individual Customers, the “Customers”), (B) all written agreements with Individual Customers and such Enterprise Customers (the “Enterprise Customer Agreements” and, together with the written agreements with the Individual Customers, the “Customer Agreements”), (C) any interest of the Seller Entities in the NPA-NXXs associated with the Customers, including without limitation any unused NPA-NXX blocks for the Seller Business, (D) any interest of the Seller Entities in the Mobile Block Identifier (“MBI”), Transmitted System Identifier (“Transmitted SID”) and System Identifier/Billing Identifier (“SID/BID”) information (I) associated with the Customers or (II) used to provide roaming services and roaming settlements for the Seller Business, (E) the applicable Seller Entity’s right to receive payments from such Customers pursuant to any such Customer Agreements for service rendered on and after the Closing Date, (F) all claims, deposits, prepayments, prepaid assets, accruals in respect of loyalty reward points, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment with respect to Customers, and (G) copies of all information and data compiled by the applicable Seller Entity’s customer service center(s) from and after January 1, 2012, excluding Customer invoices, to the extent available electronically to Seller’s customer service representatives, with respect to Customers (the foregoing (A) through (G), collectively, the “Seller Assigned Customer Assets”).

(c)           All other assets of Seller and its Affiliates, including the Seller Entities, shall be deemed excluded assets (such excluded assets, the “Excluded Assets”).

Section 1.2.                 Assumption of Liabilities

(a)           Upon the terms and subject to the conditions hereof, at Closing the applicable Purchaser will, or will cause an affiliate of Purchaser to, assume from each of the applicable Seller Entities, as of the Closing Date, the payment, discharge and performance of the following liabilities and obligations, without duplication (collectively, the “Assumed Liabilities”):

                                              (i)       all liabilities and obligations relating to periods after the Closing Date under and with respect to the Seller Assigned Licenses, including without limitation, any liabilities and obligations relating to periods after the Closing Date out of any Federal or State Law, rule of the FCC or applicable state regulatory commission or any other Governmental Authority to which the Seller Assigned Licenses, or the Customer Agreements are subject;

                                            (ii)       all liabilities and obligations relating to periods after the Closing Date under the Customer Agreements; and

                                          (iii)       all liabilities and obligations set forth on Schedule 1.2(a)(iii) arising with respect to Customers, including unearned or deferred revenues or activation fees, customer deposits and prepayments, and loyalty reward points (subject to Purchaser’s preferred method of administration and redemption regarding such loyalty reward points), in each case only to the extent included in Section 1.4.

(b)          Neither Purchaser nor any of its Affiliates shall assume or undertake in any way to perform, pay, satisfy or discharge any liability or obligation of Seller or any of its Affiliates of any nature whatsoever, whether known or unknown, determined or undetermined, liquidated or unliquidated, direct or indirect, contingent or accrued, matured or unmatured, and whether or not relating to the Purchased Assets or the Seller Business, other than the Assumed Liabilities, without duplication, including without limitation, any liabilities and obligations (i) in connection with device insurance of the Customers or (ii) relating to periods prior to or on the Closing Date out of any Federal or State Law, rule of the FCC or applicable state regulatory commission or any other Governmental Authority to which the Seller Assigned Licenses, or the Customer Agreements are subject (collectively, the “Excluded Liabilities”).

Section 1.3.                 Like-Kind Exchange; Purchase Price Allocation

(a)           Purchaser shall reasonably cooperate, if requested, in enabling Seller or any Seller Entity to effectuate a like-kind exchange under Section 1031 of the Code through the assignment of all or any portion of the rights of Seller or any such entity pursuant to this Agreement to a “qualified intermediary” as defined in Treasury Regulation Section 1.1031(k)-1(g)(4); provided however, that (i) none of Purchaser’s rights and none of Seller’s obligations to Purchaser in respect of this Agreement shall be diminished or otherwise affected by any such assignment, (ii) Purchaser shall not be required to incur any additional cost or expense in connection with such cooperation, (iii) the Closing shall not be conditioned on the transactions hereunder qualifying as part of a like-kind exchange under Section 1031 of the Code, and (iv) Purchaser and its Affiliates shall not be responsible, financially or otherwise, or otherwise liable for Seller’s inability to achieve its desired tax treatment.  Seller acknowledges and agrees that Seller shall obtain its own separate tax advice with respect to any transaction Seller may undertake to effect as a like-kind exchange under Section 1031 of the Code, and Seller is not relying on any representations from Purchaser with respect to such characterization.

(b)          Purchaser and Seller shall cooperate reasonably with each other in sharing information in order to assist each other in allocating to the Purchased Assets for tax purposes, as appropriate, the Purchase Price, any Assumed Liabilities and any proration of revenues, expenses and other items relating to the conveyance of the Purchased Assets from Seller to Purchaser.

Section 1.4.                 Allocation of Certain Items

(a)           With respect to the Closing, allocation of all (i) revenues and receivables relating to Customers (including with respect to roaming, on a net basis), (ii) deposits, prepayments and prepaid assets, and (iii) all liabilities and obligations assumed pursuant to Section 1.2(a)(iii) will be made as of the Closing Date, with Seller having the obligation and receiving the benefit of such items prior to and as of the Closing Date, and Purchaser having the obligation and receiving the benefit of items after the Closing Date.  Any amounts due Purchaser under this Section 1.4 will be credited towards amounts payable by Seller under the terms of the Network Transition Services Agreement and the Customer Transition Services Agreement.

(b)           An example of the pro-ration contemplated by this Section 1.4 is attached hereto as Schedule 1.4(b).

ARTICLE 2
CLOSING

Section 2.1.                 Time and Place of Closing

Upon the terms and subject to the satisfaction or waiver by the appropriate party of the conditions set forth in Article 6, the closing of the Transactions (the “Closing”) shall take place at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, 60603, at 10:00 a.m. Chicago time on the fifth Business Day after the date on which the last applicable condition under Sections 6.1 and 6.2 has been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the Closing) or at such other time and place as the parties hereto may mutually agree.  The date on which the Closing occurs is called the “Closing Date,” and the Transactions shall be deemed to have closed simultaneously and shall be deemed effective as of 12:00:01 a.m. Chicago time on the date immediately following the Closing Date.

Section 2.2.                 Closing Actions and Deliveries

Upon the terms and subject to the satisfaction or waiver by the appropriate party of the conditions set forth in Article 6, the parties shall take the following actions on the Closing Date:

(a)           Purchaser shall execute and deliver to Seller:

                                              (i)       one or more instruments of assumption, in form and substance mutually agreeable to the parties, sufficient for the applicable Purchaser to assume the Assumed Liabilities from each applicable Seller Entity;

                                            (ii)       evidence that Purchaser has paid the Purchase Price by wire transfer to an account designated by Seller or by other delivery of immediately available funds;

                                          (iii)       a certificate duly executed by the Secretary of the applicable Purchaser pursuant to which such Secretary shall certify (A) to the due adoption by the board of directors or general partner, as the case may be, of such Purchaser of resolutions attached to such certificate authorizing the Transactions and the execution and delivery of the Transaction Documents and the taking of all actions contemplated hereby and thereby; and (B) to the incumbency and true signatures of those officers of such Purchaser duly authorized to act on its behalf in connection with the Transaction Documents and the Transaction and to execute and deliver, the Transaction Documents on behalf of such Purchaser;

                                          (iv)       a good standing certificate for the applicable Purchaser from the Secretary of State of such Purchaser’s state of incorporation or organization, dated within five (5) days of the Closing; and

                                            (v)       the certificates and other documents required to be delivered by Purchaser at or prior to Closing under Section 6.2.

(b)          Seller shall, or shall cause the applicable Seller Entities to, execute and deliver to Purchaser:

                                              (i)       one or more instruments of assignment, in form and substance mutually agreeable to the parties, sufficient to assign the Seller Assigned Licenses to Purchaser;

                                            (ii)       one or more instruments of assignment and conveyance, in form and substance to be agreed upon by the parties, sufficient to assign and transfer all right, title and interest of the applicable Seller Entities in and to the Seller Assigned Customer Assets to Purchaser or its designated Affiliate;

                                          (iii)       a certificate duly executed by the Secretary of Seller pursuant to which such Secretary shall certify (A) to the due adoption by the board of directors of Seller of resolutions attached to such certificate authorizing the Transactions and the execution and delivery of the Transaction Documents and the taking of all actions contemplated hereby and thereby; and (B) to the incumbency and true signatures of those officers of Seller duly authorized to act on its behalf in connection with the Transaction Documents and the Transaction and to execute and deliver, the Transaction Documents on behalf of Seller;

                                          (iv)       a good standing certificate for Seller from the Secretary of State of the State of Delaware, dated within five (5) days of the Closing; and

                                            (v)       the certificates and other documents required to be delivered by Seller at or prior to Closing under Section 6.1.

ARTICLE 3
representations and warranties OF Purchaser

Purchaser hereby represents and warrants to Seller as follows, except as set forth in the disclosure schedule attached hereto (the “Purchaser Disclosure Schedule”), which Purchaser Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3:

Section 3.1.                 Organization

Each Purchaser Entity is a limited partnership or corporation, as the case may be, and is duly organized, in good standing and validly existing under the Laws of its jurisdiction of organization and has all requisite limited partnership or corporate, as the case may be, power and authority to enter into each Transaction Document to which it is or shall be a party and consummate the Transactions to which it is a party.  Each Purchaser Entity is duly qualified as a foreign entity in each of the jurisdictions where such qualification is required by Law, except where the failure to be so qualified would not materially impair its ability to perform its obligations under the Transaction Documents to which it is a party.

Section 3.2.                 Authority

With respect to each Purchaser Entity, the execution and delivery of each Transaction Document to which such Purchaser Entity is or shall be a party, the consummation by it of the Transactions to which it is a party and the performance by it of each Transaction Document to which it is or shall be a party have been duly authorized and approved by all necessary limited partnership or corporate, as applicable, action, and no other proceedings on its part which have not been taken are necessary to authorize the execution, delivery and performance of the Transaction Documents to which it is or shall be a party or to consummate the Transactions to which it is a party.

Section 3.3.                 Execution and Enforceability

Each Transaction Document to which a Purchaser Entity is a party has been, and each Transaction Document to which a Purchaser Entity shall be a party as of the Closing Date shall have been, duly executed and delivered by it and, assuming the authorization, execution and delivery by Seller, constitutes as of even date herewith or shall constitute as of Closing (unless terminated prior to Closing), as applicable, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability affecting the rights of creditors and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 3.4.                 No Conflict or Consents

Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by any Purchaser Entity of the Transaction Documents to which it is or shall be a party, nor the consummation of the Transactions to which it is a party, will (i) conflict with, or result in a breach or violation of, or constitute a default under, any provision of its organizational documents; (ii) constitute, with or without the giving of notice or passage of time or both, a material breach, violation or default by it, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, or a material loss of rights, under (A) any Law or Governmental Authorization or (B) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon it or any of its assets; or (iii) require any action in respect of, or filing with, any Governmental Authority or any Consent, other than filings under the HSR Act, the Consent of the FCC and any applicable Purchaser State Consents as set forth on Schedule 3.4.

Section 3.5.                 No Broker

Neither Purchaser nor any of its Affiliates has entered into any agreement, arrangement or understanding with any Person which will result in an obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the Transactions.

Section 3.6.                 FCC Matters

Each Purchaser Entity is legally qualified to acquire and hold the Seller Assigned License(s) to be acquired by such Purchaser Entity pursuant to this Agreement and to receive and hold any Governmental Authorization necessary for it to acquire and hold any such Seller Assigned License(s).

Section 3.7.                 No Litigation

Purchaser has no Knowledge of any civil, criminal or administrative claims, actions, suits, demands, proceedings or investigations pending or threatened against any Purchaser Entity or any of their respective Affiliates, relating to any properties or assets of any Purchaser Entity that would if determined adversely to such Purchaser Entity or Affiliate could prevent, or otherwise materially interfere with, the performance by Purchaser or its Affiliate of its obligations pursuant to this Agreement.  Purchaser has no Knowledge of any judgment, decree, injunction, rule or order outstanding against any Purchaser Entity or any of their respective Affiliates, nor does Purchaser have Knowledge of any reasonable basis therefor, and there are no unsatisfied judgments against any Purchaser Entity or any of their respective Affiliates, with respect to any of the properties or assets of any Purchaser Entity, in each case that could prevent, or otherwise materially interfere with, the performance by Purchaser or its Affiliate of its obligations pursuant to this Agreement.

Section 3.8.                 Compliance with Laws

To the Knowledge of Purchaser, neither Purchaser nor any Affiliate thereof is in conflict with, or in default or violation of, any Laws, except where such conflict, default or violation would not reasonably be expected to prevent, or otherwise materially interfere with, the performance by Purchaser or its Affiliate of its obligations pursuant to this Agreement.  To the Knowledge of Purchaser, neither Purchaser nor any Affiliate thereof, has received notice of any formal or informal complaint or order filed against Purchaser or any Affiliate thereof alleging any non-compliance by Purchaser or any Affiliate thereof with respect to any such Laws, except where such non-compliance would not reasonably be expected to prevent, or otherwise materially interfere with, the performance by Purchaser or its Affiliate of its obligations pursuant to this Agreement.

Section 3.9.                 Financial Capability

Purchaser has delivered to Seller complete and correct copies of (i) the unaudited financial statements of Purchaser as of, and for the year ended, December 31, 2011, which includes the balance sheet and related statement of income for the year then ended and (ii) the unaudited financial statements of Purchaser as of June 30, 2012, including the balance sheet items and related statement of income for the six month period then ended.  There have been no changes to the financial condition of Purchaser since June 30, 2012 that would impair the ability of Purchaser to perform its obligations under this Agreement, or to consummate the Transactions contemplated by this Agreement.  Such statements fairly present in all material respects the financial position of Purchaser and the results of its operations for the periods specified therein.

Purchaser has available to it, and at the Closing will have available to it, all funds necessary to satisfy all of its obligations under this Agreement.

Section 3.10.             Purchaser Ownership

Purchaser is a wholly-owned, direct or indirect subsidiary of Sprint Nextel Corporation.

ARTICLE 4
representations and warranties of SELLER

Seller hereby represents and warrants to Purchaser as follows, except as set forth in the disclosure schedule attached hereto (the “Seller Disclosure Schedule”), which Seller Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 4:

Section 4.1.                 Organization

Each Seller Entity is a limited liability company or corporation, as the case may be, and is duly organized, in good standing and validly existing under the Laws of its jurisdiction of organization and has all requisite limited liability company or corporate, as the case may be, power and authority to enter into each Transaction Document to which it is or shall be a party and consummate the Transactions to which it is a party.  Each Seller Entity is duly qualified as a foreign entity in each of the jurisdictions where such qualification is required by Law, except where the failure to be so qualified would not materially impair its ability to hold the applicable Seller Assigned Licenses or to perform its obligations under the Transaction Documents to which it is a party.

Section 4.2.                 Authority

With respect to each Seller Entity, the execution and delivery of each Transaction Document to which such Seller Entity is or shall be a party, the consummation by it of the Transactions to which it is a party and the performance by it of each Transaction Document to which it is or shall be a party have been duly authorized and approved by all necessary limited liability company or corporate, as applicable, action, and no other proceedings on its part which have not been taken are necessary to authorize the execution, delivery and performance of the Transaction Documents to which it is or shall be a party or to consummate the Transactions to which it is a party.

Section 4.3.                 Execution and Enforceability

Each Transaction Document to which a Seller Entity is a party has been, and each Transaction Document to which a Seller Entity shall be a party as of the Closing Date shall have been, duly executed and delivered by it and, assuming the authorization, execution and delivery by Purchaser, constitutes as of even date herewith or shall constitute as of Closing (unless terminated prior to Closing), as applicable, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability affecting the rights of creditors and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 4.4.                 No Conflict or Consents

Except as disclosed on Schedule 4.4, neither the execution, delivery and performance by any Seller Entity of the Transaction Documents to which it is or shall be a party, nor the consummation of the Transactions to which it is a party, will (i) conflict with, or result in a breach or violation of, or constitute a default under, any provision of its organizational documents; (ii) constitute, with or without the giving of notice or passage of time or both, a material breach, violation or default by it, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment, acceleration or recapture, or a material loss of rights, under (A) any Law or Governmental Authorization, including any such Seller Assigned Licenses, or (B) any note, bond, mortgage, indenture, lease, agreement (excluding the Customer Agreements, which are addressed in Section 4.12) or other instrument, in each case which is applicable to or binding upon it or any of its assets; or (iii) require any action in respect of, or filing with, any Governmental Authority or any Consent, other than filings under the HSR Act, the Consent of the FCC, and any applicable Seller State Consents as set forth on Schedule 4.4.

Section 4.5.                 No Broker

Except for Falkenberg Capital Corporation (for which Seller shall be solely responsible), neither Seller nor any of its Affiliates has entered into any agreement, arrangement or understanding with any Person which will result in an obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the Transactions.

Section 4.6.                 FCC Matters

(a)           Each Seller Entity listed in Schedule I is, or will be as of the Closing, the exclusive holder of, and has good title, free and clear of all Liens, to the Seller Assigned License(s) set forth opposite its name on Schedule I.  As of the Closing, no Person other than the applicable Seller Entity will have any right, title or interest (legal or beneficial) in or to the Seller Assigned License(s) set forth opposite its name on Schedule I.  Except as set forth on Schedule I with regard to any recently acquired licenses or any pending applications, as of the Closing, each Seller Assigned License will have been granted to the applicable Seller Entity by Final Order and will be in full force and effect.  As of the Closing, no Person other than such Seller Entity will be licensed to use, or otherwise has a right to use, the Seller Assigned Licenses held by such Seller Entity, except for Seller’s right to use the Seller Assigned Licenses to provide network transition services in accordance with the Spectrum Manager Lease Agreement to be entered into at Closing.  No Seller Entity or any Affiliate thereof has entered into any obligation, agreement, arrangement or understanding to Transfer the Seller Assigned Licenses or that would adversely affect Purchaser’s ownership or use of the Seller Assigned Licenses after Closing.  Except as set forth on Schedule 4.6(a), there are no Interference Consents with respect to the Seller Assigned Licenses.

(b)          Except for proceedings affecting the wireless industry or wireless licenses generally and as set forth on Schedule 4.6(b), there is not pending or, to the Knowledge of Seller, threatened against any Seller Entity or any of the Seller Assigned Licenses, nor does Seller have Knowledge of any basis for, any application, action, complaint, claim, investigation, suit, notice of violation, petition, objection or other pleading, or any proceeding against any Seller Entity or the Seller Assigned Licenses, with the FCC or any other Governmental Authority, which questions or contests the validity of, or seeks the revocation, cancellation, forfeiture, non-renewal or suspension of, any of the Seller Assigned Licenses, or which seeks the imposition of any modification or amendment thereof, or the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any of the Seller Assigned Licenses by Seller or any Affiliate thereof, including any Seller Entity holding such license, except for any such application, action, complaint, claim, investigation, suit, notice of violation, petition, objection, pleading or proceeding that would not have a Seller Material Adverse Effect.

(c)           All material documents required to be filed at any time by Seller or any Affiliate thereof, including any Seller Entity, with the FCC or any other Governmental Authority pursuant to FCC Law with respect to each of the Seller Assigned Licenses held thereby have been timely filed or the time period for such filing has not lapsed.  All of such filings are complete and correct in all material respects.  None of the Seller Assigned Licenses is subject to any conditions other than those appearing on its face and those imposed by FCC Law.  All amounts owed to the FCC in connection with the grant by the FCC of each of the Seller Assigned Licenses have been timely paid and no further amounts are due to the FCC in respect of such Seller Assigned Licenses.  Schedule 4.6(c) sets forth and describes all applications in respect of the Seller Assigned Licenses pending or on file with a Governmental Authority; the information contained in each such application is true and complete in all material respects.

(d)          Except as set forth on Schedule 4.6(d), neither Seller nor any Affiliate thereof, including any Seller Entity, is in conflict with, or in default or violation of, any Laws applicable to any Seller Assigned License (including, rules, regulations and orders regarding implementation of CALEA, E911, number portability or telephone service for the hearing impaired and other FCC Laws), and each has complied in all material respects with the terms and conditions of the Seller Assigned Licenses except where such conflict, default, violation or non-compliance would not have a Seller Material Adverse Effect.  Neither Seller nor any Affiliate thereof, including any Seller Entity, has received written notice of any formal or informal complaint or order filed against it alleging any material non-compliance by it with respect to any such Laws, in each case to the extent applicable to the Seller Assigned Licenses.

(e)           Except as set forth on Schedule 4.6(e), all buildout and coverage requirements under 47 C.F.R. 24.203 in respect of the Seller Assigned Licenses have been satisfied in full and certification of such buildout and coverage has been made to the FCC.

Section 4.7.                 Litigation Regarding Purchased Assets

There are no civil, criminal or administrative claims, actions, suits, demands, proceedings or investigations pending or, to the Knowledge of Seller, threatened against Seller or any Affiliate thereof, including any Seller Entity, relating to any of the Purchased Assets that would, if determined adversely to Seller or such Affiliate, reasonably be expected to have a Seller Material Adverse Effect.  Except as set forth on Schedule 4.7, there is no judgment, decree, injunction, rule or order outstanding against Seller or any Affiliate thereof, including any Seller Entity, relating to or involving any of the Purchased Assets, nor does Seller have Knowledge of any reasonable basis therefor, and there are no unsatisfied judgments against Seller or any Affiliate thereof, including any Seller Entity, or with respect to any of the Purchased Assets that would, if determined adversely to Seller or such Affiliate, reasonably be expected to have a Seller Material Adverse Effect.

Section 4.8.                 Tax Matters

(a)           All material Tax Returns that are required to be filed with respect to or relating to the Purchased Assets and the business in which the Purchased Assets have been used have been timely and duly filed or, where not so filed, are covered under an extension that has been obtained therefor.

(b)          All Tax Returns referred to in Section 4.8(a) are true, correct and complete in all material respects.

(c)           All Taxes owed by Seller or its Affiliates (whether or not shown on any Tax Return) with respect to the Purchased Assets and the business in which the Purchased Assets have been used have been timely paid or accrued in full in the Seller Financial Statements.

(d)          Except as disclosed on Schedule 4.8(d), all deficiencies asserted or assessments made as a result of any audits, investigations, examinations or other administrative or judicial proceedings with respect to Taxes relating to the Purchased Assets and the business in which the Purchased Assets have been used have been paid in full.

(e)           Except as disclosed on Schedule 4.8(e), there are no currently pending audits, investigations, examinations or other administrative or judicial proceedings with respect to Taxes relating to the Purchased Assets and the business in which the Purchased Assets have been used.

(f)           Except as disclosed on Schedule 4.8(f), (i) no waivers of statutes of limitation have been given by or requested with respect to the Purchased Assets or the business in which the Purchased Assets have been used, and (ii) there are no material closing agreements, offers in compromise or other agreements with any Governmental Authority, or any Tax indemnity or Tax sharing agreements with any Person, affecting the Purchased Assets or the business in which the Purchased Assets have been used.

(g)          Except as disclosed on Schedule 4.8(g), Seller has no Knowledge of any proposed or threatened Tax claims or assessments with respect to the Purchased Assets or the business in which the Purchased Assets have been used that, if upheld, would result in the payment of a material amount of Tax.

(h)          There are no Liens (other than Permitted Liens) with respect to Taxes upon any of the Purchased Assets.

(i)            The applicable Seller Entity has withheld and paid all material Taxes required to have been withheld and paid in connection with the Purchased Assets and the business in which the Purchased Assets have been used, including any amounts paid or owing to any employee, creditor, independent contractor or other third party. All material Taxes that were required to be collected or withheld by any Seller Entity with respect to the Purchased Assets and the business in which the Purchased Assets have been used have been duly collected or withheld, and all such amounts that were required to be remitted to any taxing authority have been duly remitted.

(j)            No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer of the Purchased Assets contemplated hereby.

Section 4.9.                 Title to Purchased Assets

The Seller Entities specified on Schedule 4.9, collectively, are, or will be as of the Closing, the owners of, and have good title to, all of the Purchased Assets, free and clear of all Liens other than Permitted Liens.

Section 4.10.             Compliance with Laws

Neither Seller nor any Affiliate thereof is or has been in conflict with, or in default or violation of, any Laws applicable to the Purchased Assets, except where such conflict, default or violation would not reasonably be expected to have a Seller Material Adverse Effect.  Neither Seller nor any Affiliate thereof has received notice of any formal or informal complaint or order filed against Seller or any Affiliate thereof alleging any material non-compliance by Seller or any Affiliate thereof with respect to any such Laws, in each case to the extent applicable to the operation of the Purchased Assets.

Section 4.11.             Governmental Authorizations

Schedule 4.11 sets forth a true and complete list of all material Governmental Authorizations relating solely and directly to the Purchased Assets (collectively, the “Seller Permits”).  All Seller Permits are validly held by the Seller Entity specified on Schedule 4.11 and in good standing and in full force and effect, such Seller Entity is in substantial compliance with each Seller Permit granted to or held by it (except for such instances of non-compliance that would not result in the loss or non-renewal of the applicable Seller Permit), and, except as set forth on Schedule 4.11, the same are transferable to Purchaser pursuant to this Agreement and will not be subject to suspension, modification or revocation as a result of the consummation of the Transactions.  No event has occurred with respect to any of the Seller Permits which permits, or after notice, or lapse of time (except for the expiration of a Seller Permit in accordance with its terms), or both, would permit, revocation or termination thereof or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 4.12.             Agreements, Contracts and Commitments

(a)           (i)                Seller has made available to Purchaser in written or electronic format a correct and complete copy of each Enterprise Customer Agreement under which Seller provides service to at least 50 end users.  A list of each such Enterprise Customer Agreement is set forth on Schedule 4.12(a)(i).

(ii)           The Customer Agreements that are not listed on Schedule 4.12(a)(i) contain terms and conditions that generally conform to the standard terms and conditions contained in Seller’s “form customer agreement” for Individual Customers and Enterprise Customers, each as applicable, copies of which are attached as Schedule 4.12(a)(ii), except for variations to such standard terms and conditions that are not, in the aggregate, material to the Seller Business.

(iii)          Each Customer Agreement is a valid, binding and enforceable obligation of the applicable Seller Entity, and, to the Knowledge of Seller, each other party thereto, in each case, in accordance with the terms of such Customer Agreement and subject to the effect of any applicable Laws, including bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iv)          Seller is not nor, to the Knowledge of Seller, is any other party to a Customer Agreement, in default or breach of a Customer Agreement, except for past due amounts that are not, in the aggregate, material to the Seller Business.

(v)           The Seller Service Area comprised 585,565 Customers (including post pay, prepay and reseller customers) as of September 30, 2012, approximately 83.3 percent of which subscribe through a postpaid service plan.

(vi)          Except as disclosed on Schedule 4.12(a)(vi), neither the execution, delivery and performance by any Seller Entity of the Transaction Documents to which it is or shall be a party, nor the consummation of the Transactions to which it is a party, will constitute, with or without the giving of notice or passage of time or both, a material breach, violation or default by it, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment, acceleration or recapture, or a material loss of rights, under any of the Customer Agreements.

(b)          Schedule 4.12(b) sets forth all necessary Consents of parties to all Enterprise Customer Agreements under which Seller services at least 50 end users that are required in connection with assignment of such Customer Agreements to Purchaser pursuant to this Agreement (collectively, the “Seller Consents”).

Section 4.13.             Books of Account

All financial, business and accounting books, ledgers, accounts and official and other records relating to the Purchased Assets (collectively, the “Books and Records”) (i) have been properly and accurately kept and maintained in accordance with applicable Law, (ii) are true, complete and correct in all material respects and do not contain or reflect any material inaccuracies or discrepancies and (iii) fairly reflect in reasonable detail the material assets, liabilities and transactions relating to the Purchased Assets.

Section 4.14.             Financial Statements

Seller has delivered to Purchaser complete and correct copies of (i) the unaudited financial statements of the Seller Business as of, and for the periods ended December 31, 2009, December 31, 2010, and December 31, 2011, each of which include key balance sheet items and related statement of income for the year then ended (the “Financial Statements”) and (ii) the unaudited financial statements of the Seller Business as of September 30, 2012, (the “Balance Sheet Date”) including key balance sheet items and related statement of income for the nine month period then ended (the “Interim Financial Statements”).  The Financial Statements and the Interim Financial Statements fairly present in all material respects the financial position of the Seller Business and the results of their operations for the periods specified therein.  For the year ended December 31, 2011, and the nine months ended September 30, 2012, the Seller Business “Total Revenue” and the Seller Business “USCC Internal EBITDA” are as calculated and set forth on Schedule 4.14.

Section 4.15.             Absence of Changes or Events

Since the Balance Sheet Date, there has not been any (i) Seller Material Adverse Effect; and (ii) except as set forth in Schedule 4.15, none of Seller or any Affiliate thereof has (with respect to the Purchased Assets): (A)  discharged or satisfied any Lien or paid any liabilities other than in the ordinary course of the operation of the Seller Business consistent with past practice, or failed to pay or discharge when due any liabilities; (B) sold, encumbered, assigned, transferred or otherwise disposed of any assets or properties (including rights or interests with respect to such assets or properties) which any Seller Entity purported to own as of the Balance Sheet Date or on any date since such date, except in the ordinary course of the operation of the Seller Business consistent with past practice; (C) incurred any indebtedness (or made any guaranties in respect thereof) for which a Purchaser Entity will be liable following the Closing Date or subjected any of the assets or properties owned by a Seller Entity to any Lien other than a Permitted Lien; (D) made or suffered any amendment or termination of any Customer Agreement, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, except in the ordinary course of the operation of the Seller Business consistent with past practice; (E) changed any of the accounting principles followed by any Seller Entity relating to the operation of the Purchased Assets or the methods of applying such principles or made or changed any Tax elections relating to the operation of the Purchased Assets; (F) entered into any transaction, except in the ordinary course of the operation of the Purchased Assets consistent with past practice; or (G) agreed, orally or in writing, or granted any other person an option, to do any of the things specified in subparagraphs (A) through (F) above.

Section 4.16.             Liability to Affiliates

Neither the Purchased Assets nor the Assumed Liabilities include any agreements, arrangements or understandings with, or rights or obligations in favor of, any Seller Entity or any of their Affiliates, except as disclosed on Schedule 4.16.

Section 4.17.             Business Activity Restriction

Except as set on Schedule 4.17, there is no non-competition or other agreement, commitment, judgment, injunction, order or decree to which Seller or an Affiliate thereof is a party or subject that does or would reasonably be expected to materially adversely affect Purchaser’s ownership or use of the Purchased Assets after Closing.

Section 4.18.             Seller Entities

Seller directly, or indirectly, beneficially owns all of the outstanding equity interests of each Seller Entity other than Seller.

Section 4.19.             Roaming End Users Outside Seller Service Area

Under the Enterprise Customer Agreements, no more than 3,000 end users are Homed outside the Seller Service Area such that Purchaser will be obligated to provide roaming services outside the Seller Service Area in respect of such end users.

ARTICLE 5
covenants and agreements

Section 5.1.                 Commercially Reasonable Efforts and Other Agreements

Each party covenants and agrees from and after the execution and delivery of this Agreement until the Closing Date, as follows:

(a)           It shall use its Commercially Reasonable Efforts to take, or cause to be taken, promptly all actions and to do, or cause to be done, promptly all things necessary, proper or advisable to consummate and make effective the Transactions and to fulfill its obligations hereunder, including causing to be satisfied at the earliest practical date all conditions contained in Article 6 to be satisfied by it.  In furtherance of the foregoing sentence, each party shall cooperate and act in good faith in negotiating with the other party and use its Commercially Reasonable Efforts to mutually agree, no later than 75 days after the date hereof, upon the form and substance of each Transaction Document other than this Agreement with the intent to satisfy the conditions of Section 6.1(i) or 6.2(i), as the case may be; provided, that any failure to so agree shall not constitute a breach of any provision of the Transaction Documents.

(b)          It shall, and shall cause its respective Affiliates to, refrain from taking any action which could be reasonably expected to render any of its representations or warranties contained in this Agreement or any other Transaction Document incorrect or inaccurate in any material respect, or impair or delay the Closing.

(c)           Seller shall, and shall cause each applicable Seller Entity to, comply in all material respects with all applicable Laws and Governmental Authorizations relating to the Purchased Assets.

(d)          Seller shall, and shall cause each applicable Seller Entity to, in the case of the Seller Assigned Licenses, (A) maintain such Seller Assigned Licenses in full force and effect and (B) maintain in full force and effect all Governmental Authorizations necessary to preserve the ability to construct and operate such Seller Assigned Licenses, as and when such Governmental Authorizations are or become necessary for such purposes; provided, that Seller, in the case of any Seller Entity, shall not make, cause or permit to be made, any material commitments to any Governmental Authority relating to any Governmental Authorization affecting the Seller Assigned Licenses without Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed; provided, however, that the foregoing shall not prohibit Seller from taking any action or omitting to take any action with respect to any service areas which are not covered by any Seller Assigned License created by partitioning a Seller FCC Authorization, so long as the taking of such action or omission to take such action does not otherwise result in a breach by Seller of this Section 5.1(d).

(e)           It shall:

                                              (i)       Give written notice to the other party promptly upon the commencement of, or upon obtaining Knowledge of any facts that would give rise to a threat of, any claim, action or proceeding commenced against or relating to it, its Affiliates or its or their properties or assets which would reasonably be expected to prevent, or otherwise materially interfere with, the performance by the notifying party or its Affiliates of its obligations pursuant to this Agreement;

                                            (ii)       After obtaining Knowledge of the occurrence of any event, or any occurrence which would reasonably be expected to give rise to an event, which could cause or constitute a material breach of any of its warranties, representations, covenants or agreements contained in this Agreement or any other Transaction Document, promptly give notice in writing of such occurrence or event to the other party and use Commercially Reasonable Efforts to prevent or to promptly remedy such breach; and

                                          (iii)       Advise the other party promptly in writing of (x) any event, condition or state of facts known to it, which, after the date hereof, would reasonably be expected to prevent, or otherwise materially interfere with, the performance by the notifying party or its Affiliates of its obligations pursuant to this Agreement or (y) any claim, action or proceeding which seeks to enjoin or otherwise challenge the consummation of the Transactions.

Notwithstanding the foregoing, no disclosure by a party pursuant to this Section 5.1(e) shall be deemed to amend or supplement this Agreement or any other Transaction Document or to cure any misrepresentation or breach of warranty, representation, covenant or agreement contained in this Agreement or any other Transaction Document.

Section 5.2.                 Consents of Third Parties

Each party covenants and agrees, from and after the execution and delivery of this Agreement until the Closing Date, as follows:

(a)           Promptly following execution of this Agreement (but in no event later than 15 Business Days after the date hereof), it shall file or cause to be filed with the FCC all appropriate applications for Consent to the assignment of the Purchased Assets, including the Seller Assigned Licenses, as contemplated by this Agreement.  It shall cooperate with the other party and use its Commercially Reasonable Efforts to prosecute or cause to be prosecuted all such applications to a favorable conclusion, and shall work with the other party to file or cause to be filed all required notices of consummation with the FCC.  No party shall take or cause to be taken any action before the FCC which is inconsistent with or intended to delay action on such applications or consummation of the Transactions.  Each Purchaser Entity and each Seller Entity, respectively, shall bear its own costs associated with the preparation and submission of such filings, including applicable FCC application fees.

(b)          Purchaser and Seller, on behalf of the Seller Entities, shall use its Commercially Reasonable Efforts to secure before the Closing Date any Consent (other than the Consent of the FCC), in form and substance reasonably satisfactory to the other party, from any Governmental Authority as is necessary to be obtained by it in order to consummate the Transactions.  Purchaser and Seller, on behalf of the Seller Entities, shall use its Commercially Reasonable Efforts to cooperate with the other party, as reasonably requested, to obtain such Consents.

(c)           (i)                Seller and Purchaser shall each cooperate and use their Commercially Reasonable Efforts to prepare and file with the Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) within 15 Business Days after the date hereof, all requisite applications and amendments thereto together with related information, data and exhibits necessary to satisfy the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (if applicable to the transactions contemplated by this Agreement) and to supply as promptly as practical any additional information and documentary material that may be requested pursuant to the HSR Act.  Seller and Purchaser shall each pay their own filing fees in connection with any filings pursuant to this Section 5.2(c).

                                            (ii)       Each party to this Agreement shall promptly notify the other party of any substantive oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit the other party to review in advance any substantive communication proposed to be made by such party to any Governmental Authority and provide the other party with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand.  No party to this Agreement shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation, or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority and applicable Law, gives the other party the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking termination of any applicable waiting periods under the HSR Act.

                                          (iii)       Without limiting any other provision contained in this Agreement, each of Purchaser and Seller shall use its Commercially Reasonable Efforts to resolve objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act.

                                          (iv)       Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges on behalf of itself and its Affiliates and its and their Representatives, successors and assigns, that the benefits and burdens of the ownership and use of the Purchased Assets shall remain in the dominion and control of Seller until the Closing and that none of Purchaser, any of its Affiliates or its or their respective successors or assigns will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of Seller, except as specifically contemplated or permitted by this Agreement or as otherwise consented to in writing in advance by an executive officer of Seller.

Section 5.3.                 Prohibited Transactions

Between the date of execution of this Agreement and the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 8.1, Seller and its Affiliates and Representatives, will not directly or indirectly solicit, encourage or initiate the submission of proposals or offers from, provide any confidential information to, or participate in discussions or negotiations or enter into any agreement, arrangement or understanding with any Person concerning the Transfer of, or create, incur or suffer to exist any Lien of any nature whatsoever in respect of the Purchased Assets (other than Permitted Liens or as otherwise permitted by Section 5.6); provided, that the foregoing shall not prohibit Seller from taking any action or omitting to take any action with respect to any service areas which are not covered by any Seller Assigned License created by partitioning a Seller FCC Authorization, so long as the taking of such action or omission to take such action does not otherwise result in a breach by Seller of this Section 5.3.  Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Seller or any of its Affiliates from the Transfer of the assets which are otherwise required to be conveyed by it at Closing to a third party, provided, that any such Transfer must be pursuant to another transaction in which (x) such assets, taken as a whole, constitute an immaterial or incidental portion of the assets being transferred, assigned or disposed of pursuant to such other transaction and (y) the acquirer or the assignee or transferee of such assets (whether by operation of law or otherwise) expressly agrees and is obligated to consummate or cause the consummation of the Transactions in accordance with the terms hereof, without delay or impairment to the Transactions.

Section 5.4.                 Confidentiality

(a)           Each party shall, and shall cause each of its Representatives to, (A) retain in strictest confidence any and all Confidential Information relating to the other party that it receives in connection with the negotiation or performance of this Agreement and each other Transaction Document (whether received prior to or after the date of this Agreement), and (B) not disclose such Confidential Information to anyone except (x) the receiving party’s Affiliates and Representatives and (y) any other Person that needs to know such Information for purposes of performance of this Agreement and each other Transaction Document and who agrees to keep in confidence all Confidential Information in accordance with the terms of this Section 5.4 as if it were the receiving party hereunder.  Each party agrees to use Confidential Information received from the other party only in furtherance of the performance of this Agreement, and not for any other purpose.  All Confidential Information furnished pursuant to this Agreement and each other Transaction Document shall either be returned promptly to the party to whom it belongs, or destroyed and such destruction certified, in either case upon request made prior to Closing by such party.

(b)          The obligations set forth in paragraph (a) above shall not apply to Confidential Information that (A) is or becomes generally available to the public other than as a result of disclosure by the receiving party or its Affiliates or its Representatives in violation of this Section 5.4, (B) was available to the receiving party on a non-confidential basis prior to its disclosure to the receiving party, or (C) becomes available to the receiving party on a non-confidential basis from a source other than the providing party, its Affiliates or its Representatives, provided, that such source is not known by the receiving party to be bound by a confidentiality agreement with the providing party, its Affiliates or its Representatives.  Confidential Information with respect to the Purchased Assets shall be deemed to be Confidential Information of Purchaser, from and after the Closing.

(c)           Anything else in this Agreement or any other Transaction Document notwithstanding, each party shall have the right to disclose any information, including Confidential Information of the other party or such other party’s Affiliates: (A) to its Representatives (such Representatives to acknowledge that any such Confidential Information disclosed to them is subject to the provisions hereof); (B) in any filing with any regulatory agency, court, or other authority (in confidence, if and where a procedure for confidential disclosure exists) or any disclosure to a trustee of public debt of a party to the extent that the disclosing party determines in good faith that it is required by Law or the terms of such debt to do so; provided, that any such disclosure shall be as limited in scope as possible and shall be made only after giving the other party as much notice as practicable of such required disclosure and an opportunity to contest such disclosure, or seek confidential treatment, if possible; (C) as required by its existing or potential lending sources (such lending sources to acknowledge that any such Confidential Information disclosed to them is subject to the provisions hereof); or (D) as required to enforce its rights under this Agreement or any Transaction Document.

(d)          The parties agree that except as may be necessary to comply with the requirements of applicable Law or the rules and regulations of any national securities exchange upon which the securities of one of the parties or its Affiliates is listed, no press release or similar public announcement or communication will be made or caused to be made concerning the execution of this Agreement or any other Transaction Document or the consummation of the Transactions, provided, that in the case of any disclosure permitted under this paragraph (d), the disclosing party shall (A) prior to the proposed disclosure, permit the non-disclosing party to review and comment on such proposed disclosure and (B) not publish or otherwise release to the public any proposed disclosure unless the non-disclosing party has first approved the same, which approval shall not be unreasonably withheld.

Section 5.5.                 Access and Information

From the date hereof until Closing, Seller shall, and shall cause the Seller Entities to, give Purchaser and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the Purchased Assets, and to records, books, contracts and documents related to the Purchased Assets, and to such other information related to the Purchased Assets as Purchaser may reasonably request, and in each case to the extent reasonably necessary to Transfer to Purchaser the ownership of the Purchased Assets.  Any such access shall be coordinated through Sandi Pellow, Seller’s Enterprise Program Director (office telephone: (918) 697-9177; e-mail: sandi.pellow@uscellular.com) or another individual appointed by Seller to Purchaser in writing.  Neither Purchaser nor its Representatives shall contact any employees of the Seller Business without first obtaining the consent of Sandi Pellow or any other appointed individual.  Seller shall cause the appropriate officers, employees, consultants, agents, accountants and attorneys of the Seller Entities to cooperate with Purchaser and its Representatives in connection with such access.  This Section 5.5 shall not entitle Purchaser to receive or review, or have access to, information that (x) is subject to a confidentiality agreement or other contractual confidentiality obligation with a third party, provided, that Seller shall use Commercially Reasonable Efforts to obtain the Consent of any such third party to permit Purchaser to receive and review such information or (y) access thereto would result in a violation of applicable Law.

Section 5.6.                 Conduct of Business

During the period from the date hereof until the earlier of the Closing or the termination of this Agreement, except as required by Law or otherwise expressly provided in this Agreement, Seller covenants and agrees that it shall, and shall cause each Seller Entity to, operate the Seller Business in the ordinary course of business consistent with past practice.  In furtherance, but without limitation, of the foregoing, Seller shall, and shall cause each Seller Entity to:

(a)           maintain the Purchased Assets in the ordinary course of business consistent with past practice;

(b)          use its Commercially Reasonable Efforts to preserve its goodwill and maintain its relationships with the suppliers, employees, agents, customers and others having material business relations with it consistent with past practice;

(c)           solicit new customers and provide services to existing customers generally consistent with past practice;

(d)          preserve in full force and effect, as necessary and consistent with past practice, all Governmental Authorizations relating to the ownership and use of the Purchased Assets, including the timely renewal thereof, in each case in all material respects;

(e)           use its Commercially Reasonable Efforts to preserve its relationships with Customers in accordance with the Customer Agreements, and perform in all material respects all of its obligations thereunder, according to the terms and conditions thereof;

(f)           comply in all material respects with all Laws;

(g)          maintain in accordance with past practice the Books and Records related to the Purchased Assets; and

(h)          (i) adhere to current practice with respect to bad debt of the Seller Business, collection of accounts and deactivation of delinquent account service; and (ii) collect Accounts Receivable only in the ordinary course consistent with past practices.

Section 5.7.                 Negative Covenants

With respect to the Purchased Assets, during the period from the date hereof until the earlier of the Closing or the termination of this Agreement, except as required by Law or as otherwise contemplated by this Agreement, Seller shall not take, and shall cause each Seller Entity not to take, any of the following actions relating to the Purchased Assets or the Seller Business without the prior written consent of Purchaser:

(a)           Sell, assign, transfer, convey or similarly dispose of any Purchased Assets;

(b)          enter into any contracts with any Affiliate of Seller which will be binding upon Purchaser after Closing;

(c)           fail to pay when due any liability or obligations that, if unpaid, would become a Lien upon any of the Purchased Assets;

(d)          with the exception of any changes required by Law, implement any material change in the terms and conditions of any Customer Agreements; or

(e)           authorize or enter into an agreement in contravention of any of the foregoing.

Section 5.8.                 Risk of Loss

Risk of loss with respect to the Purchased Assets shall not pass to Purchaser until Closing has occurred.

Section 5.9.                 Tax Matters

(a)           At Closing or, if due thereafter, promptly when due, any documentary, stamp, sales, use, excise, transfer or other similar Taxes arising out of or imposed upon the Transactions, other than income taxes and franchise taxes (“Transaction Taxes”), will be paid one-half by Seller and one-half by Purchaser, regardless of the party on which the Transaction Tax is assessed under applicable law.  The parties agree to cooperate with each other to take advantage of all applicable Transaction Tax exemptions and provide all documentation and information reasonably necessary to obtain such exemptions.

(b)          In the case of any Taxes relating to the Purchased Assets and the business in which the Purchased Assets have been used that are attributable to taxable periods beginning on or before and ending after the Closing Date (the “Straddle Period”), the amount of (A) personal, real and intangible property Taxes for the pre-Closing period shall be equal to the amount of such property Taxes attributable to the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the pre-Closing period and the denominator of which is the number of days in the entire Straddle Period, and (B) Taxes (other than property Taxes) for the pre-Closing period shall be computed as if such period ended on the Closing Date.  Any such Taxes allocated to the period up to and including the Closing Date, to the extent such Taxes remain unpaid as of the Closing Date shall be paid by Seller when and as due.  Any such Taxes allocated to the post-Closing period shall be paid by Purchaser when and as due.  To the extent either Party pays any Straddle Period Taxes that are the responsibility of the other party pursuant to this paragraph, the non-paying party will promptly reimburse the paying party for its share of such Taxes.

(c)           Seller will prepare or cause to be prepared all Tax Returns for taxable periods that end on or before the Closing Date (“Pre-Closing Periods”) related to the Purchased Assets or the business in which the Purchased Assets have been used.  Except as otherwise provided in the Customer Transition Services Agreement or Network Transition Services Agreement, Purchaser, in cooperation with Seller, will prepare for Straddle Periods or cause to be prepared for Straddle Periods all Tax Returns related to the Purchased Assets or the business in which the Purchased Assets have been used.  Any Tax Return for a Straddle Period will be prepared using the closing of the books method to the extent permitted by applicable Law.  Seller will pay all Taxes shown as due on (A) any Tax Return relating solely to a Pre-Closing Period and (B) any Tax Return for a Straddle Period to the extent properly allocable to the pre-Closing portion of the Straddle Period.  Solely with respect to the Purchased Assets operated by, or for the benefit of, the Purchaser, Purchaser will pay all Taxes shown as due on (A) any Tax Returns relating solely to a post-Closing period and (B) any Tax Return for a Straddle Period to the extent properly allocable to the post-Closing portion of the Straddle Period.  All Tax Returns will be prepared in a manner consistent with past practice unless the past practice has been finally determined by the applicable Governmental Authority to be incorrect or unless a contrary treatment is required by applicable Law or the judicial or administrative interpretation thereof.

(d)          After the Closing, each of Seller and Purchaser shall (and cause their respective Affiliates to): (i) reasonably assist the other party in preparing any Tax Returns related to the Purchased Assets which such other party is responsible for preparing and filing; (ii) reasonably cooperate in preparing for any audits of, or disputes with taxing authorities regarding, any Taxes relating to the Purchased Assets; (iii) make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes relating to the Purchased Assets; (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to the Purchased Assets for taxable periods for which the other may have a liability; and (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit, inquiry or information request with respect to any taxable period for which the other may have a liability.  Notwithstanding the foregoing, to the extent that either party incurs significant expenses or expends significant resources in providing such assistance and cooperation to the other party, the party requesting or benefiting from such assistance and cooperation shall be required to reasonably compensate the other party therefor, but only to the extent that an established amount was agreed upon by the parties prior to the performance of such services or such expenses being incurred.

Section 5.10.             Post-Execution Contracts

In the event that, following the date hereof and prior to Closing, Seller enters into a contract or other agreement material to the operation of the Seller Business (in each case, a “Post-Execution Contract”), Seller shall immediately provide Purchaser with a fully executed copy of such Post-Execution Contract whereupon Purchaser may, in its reasonable discretion, designate in writing such Post-Execution Contract to be included in the Purchased Assets.  In the event Purchaser does not so designate such Post-Execution Contract as a Purchased Asset, it shall be deemed an Excluded Asset for all purposes of this Agreement.

Section 5.11.             Certain FCC Requirements

Seller has satisfied, or caused to be satisfied, the ten-year minimum buildout requirement under 47 C.F.R. 24.203.  Pursuant to 47 C.F.R. 24.714(e)(ii), Purchaser will thus be responsible to satisfy the requirements for “substantial service” as set forth in 47 C.F.R. 24.16(a) for the partitioned service areas it will acquire.

Section 5.12.             Non-Competition

Except as provided on Schedule 5.12, for a period beginning on the Closing Date and ending on the three (3) year anniversary of the Closing Date, neither Seller nor any subsidiary thereof shall, directly or indirectly, either for itself or any other Person, own, manage, operate, control, or participate in the ownership, management, operation (including marketing, advertising and sales) or control of, any Person engaged in a Competing Business, including, without limitation, as a mobile virtual network operator; provided, however, that (a) nothing set forth in this Section 5.12 shall prohibit Seller or any subsidiary thereof from owning 10 percent or a lesser percentage in the aggregate of the equity of any entity that owns, manages, operates or controls a Competing Business so long as (i) Seller or such subsidiary does not direct or cause the direction of the management and policies of such entity, and (ii) Seller or such subsidiary does not use or allow the use, directly or indirectly, of any trade name, trademark or service mark of Seller or any subsidiary thereof in the operation of the Competing Business of such entity; and (b) this Section 5.12 shall no longer apply to Seller or any subsidiary thereof in the event that, following the Closing, a Person acquires Seller or such subsidiary through (i) an acquisition of all of the equity interests of Seller or such subsidiary, (ii) an acquisition of substantially all of the assets of Seller or such subsidiary, or (iii) through a merger with Seller or such subsidiary.

Except as provided in paragraphs 1 and 2 of Schedule 5.12, for a period beginning on the Closing Date and ending on the three (3) year anniversary of the Closing Date, neither Seller nor any subsidiary thereof shall (a) assign to any of their Affiliates (other than a wholly-owned subsidiary of Seller) any authorizations from the FCC to provide wireless communications services in the Seller Service Area, or (b) except to the extent permitted by clause (b) of the preceding paragraph of this Section 5.12, permit any Person to use, either directly or indirectly, any trade name, trademark or service mark of Seller or any subsidiary thereof in the Seller Service Area.

For purposes of this Section 5.12, a “Competing Business” shall mean a system or business that provides Commercial Mobile Radio Services, as defined under 47 C.F.R. 20.9, in the Seller Service Area.

Section 5.13.             WARN Act

Seller shall comply and cause compliance with the provisions of the WARN Act and any other similar state, or local Laws regarding “plant closings” or “mass layoffs,” with respect to any employment loss (as defined in the WARN Act) to employees employed in operating the Seller Business.

Section 5.14.             Post-Execution Assessment of Enterprise Customer Agreements

(a)           Seller shall, no later than 30 days from the date hereof, provide, or cause to be provided, to Purchaser a Schedule 5.14(a) that shall set forth a list of each Enterprise Customer Agreement, and that shall indicate which of such Enterprise Customer Agreements provide for (i) a monthly service charge that is less than 80 percent of the Seller’s standard monthly service charge for the service plan provided pursuant to each such Enterprise Customer Agreement or (ii) a custom (or in-building) network solution.  For purposes of this Section 5.14 only, “Enterprise Customer Agreement” means Seller’s “standard form of business customer agreement” attached as Schedule 4.12(a)(ii) or “a customized business customer agreement” to which Seller is a party.

(b)          Purchaser shall, no later than 30 days from the date of Purchaser’s receipt of Schedule 5.14(a), provide written notice to Seller of the Enterprise Customer Agreements listed on Schedule 5.14(a) that Purchaser would like to receive from Seller and review.  Seller shall provide Purchaser with copies of the Enterprise Customer Agreements requested from Seller pursuant to the preceding sentence within 30 days of Seller’s receipt of Purchaser’s written notice.

(c)           At any time prior to the date 30 days prior to Closing, Purchaser shall have the right to provide to Seller a Schedule 5.14(b) that sets forth one or more Enterprise Customer Agreements.  Purchaser and Seller hereby agree that any Enterprise Customer Agreement identified on Schedule 5.14(b) shall thereafter be deemed an Excluded Asset and an Excluded Liability, rather than a Purchased Asset.

(d)          Until the day following the Closing Date, Purchaser shall not provide, or cause to be provided, to its employees, or employees of its Affiliates, that are directly involved in the sales or marketing of wireless communications services in the Seller Service Area (“Purchaser Sales and Marketing Employees”) any of the information included in Schedule 5.14(a) or written or electronic copies of such Schedule or the information included therein.  Purchaser shall take, or cause to be taken, appropriate or necessary actions to assure that Purchaser Sales and Marketing Employees do not have access to Schedule 5.14(a) or the information included therein.

Section 5.15.             Seller Consents.

Seller shall use Commercially Reasonably Efforts to obtain prior to the Closing the Seller Consents, and provide Purchaser with copies of the same.  In the event that Seller fails to obtain any such Seller Consent, Purchaser may elect to treat the underlying Customer Agreement as an Excluded Asset for all purposes of this Agreement.

ARTICLE 6
CLOSING CONDITIONS

Section 6.1.                 Conditions to Obligations of Purchaser

The obligation of Purchaser to consummate the Transactions shall be conditioned upon the satisfaction or fulfillment, at or prior to Closing, of the following conditions, unless waived in writing by Purchaser:

(a)           The representations and warranties of Seller set forth herein (without duplication of any materiality qualifications included in such representations for all purposes of this Section 6.1(a)) shall be true and correct as of the Closing as if made as of the Closing Date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date), except as would not, individually or in the aggregate, be reasonably expected to have a Seller Material Adverse Effect and Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller.

(b)          The covenants and agreements of Seller to be performed under this Agreement on or prior to the Closing Date shall have been duly performed in all material respects, and Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller.

(c)           The Consent of the FCC required for the consummation of the Transactions shall have been obtained pursuant to a Final Order, free of any conditions (i) materially adverse to Purchaser or the other Purchaser Entities taken as a whole or (ii) which would reasonably be expected to have a Seller Material Adverse Effect; provided that, only with respect to the Seller Assigned Licenses, subsections (i) and (ii) shall not apply, and any such Final Order shall be free of any conditions other than those of general applicability to licenses pursuant to FCC rules and regulations.

(d)          All applicable waiting periods under the HSR Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the FTC or the DOJ.

(e)           The Seller Consents, if any, shall have been obtained free of any conditions (i) materially adverse to Purchaser or the other Purchaser Entities taken as a whole or (ii) which would reasonably be expected to have a Seller Material Adverse Effect.

(f)           All Governmental Authorizations required to be obtained prior to Closing by either party in order to consummate the Transactions (other than in respect of the Consent of the FCC, the HSR Act and the Seller Consents), shall have been made or obtained free of any conditions materially adverse to Purchaser or the other Purchaser Entities taken as a whole or which would reasonably be expected to have a Seller Material Adverse Effect.

(g)          No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any Law promulgated or enacted by any Governmental Authority, shall be in effect that as a result of the Transactions would impose material limitations on, or impair in any material respect, the operations of any Purchaser Entity or materially adversely affect Purchaser’s ownership or use of the Purchased Assets after Closing.

(h)          Seller shall have executed and delivered, or caused to be executed and delivered, to Purchaser the documents and instruments required pursuant to Section 2.2.

(i)            The following Transaction Documents shall have been executed by Seller and delivered to Purchaser and shall contain terms and conditions reasonably acceptable to Purchaser: (A) the Customer Transition Services Agreement; provided, that, the parties agree that the Customer Transition Services Agreement will contain, among other things, the terms and conditions set forth in Schedule 6.1(i); (B) the Network Transition Services Agreement; provided, that, the parties agree that the Network Transition Services Agreement will contain, among other things, the terms and conditions set forth in Schedule 6.1(i); (C) the Spectrum Manager Lease Agreement; (D) the Sixth Amendment to the Intercarrier Roamer Service Agreement; and (E) the Seller Brand License Agreement

(j)            Each Transaction Document not set forth in Section 6.1(i) to be executed and delivered in connection with the Closing shall have been executed by the Seller Entities party thereto and delivered to Purchaser.

(k)          The number of postpaid customers of the Seller Business (the “Customer Threshold”) shall be as set forth on Schedule 6.1(k).

Section 6.2.                 Conditions to Obligations of Seller

The obligation of Seller to consummate the Transactions shall be conditioned upon the satisfaction or fulfillment, at or prior to Closing, of the following conditions, unless waived in writing by Seller:

(a)           The representations and warranties of Purchaser set forth herein (without duplication of any materiality qualifications included in such representations for all purposes of this Section 6.2(a)) shall be true and correct as of the Closing as if made as of the Closing Date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date), except as would not, individually or in the aggregate, be reasonably expected to have a Purchaser Material Adverse Effect, and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser.

(b)          The covenants and agreements of Purchaser to be performed under this Agreement on or prior to the Closing Date shall have been duly performed in all material respects, and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser.

(c)           The Consent of the FCC required for the consummation of the Transactions shall have been obtained pursuant to a Final Order, free of any conditions (i) materially adverse to Seller, or the other Seller Entities taken as a whole, or (ii) which would reasonably be expected to have a Purchaser Material Adverse Effect.

(d)          All applicable waiting periods under the HSR Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the FTC or the DOJ.

(e)           The Purchaser State Consents, if any, shall have been obtained free of any conditions (i) materially adverse to Seller or the Seller Entities (other than Seller) taken as a whole or (ii) which would reasonably be expected to have a Purchaser Material Adverse Effect.

(f)           All Governmental Authorizations required to be obtained prior to Closing by either party in order to consummate the Transactions (other than in respect of the Consent of the FCC, the HSR Act and the Purchaser State Consents), shall have been made or obtained free of any conditions materially adverse to Seller or the Seller Entities taken as a whole or which would reasonably be expected to have a Purchaser Material Adverse Effect.

(g)          No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any Law promulgated or enacted by any Governmental Authority, shall be in effect that as a result of the Transactions would impose material limitations on, or impair in any material respect, Seller or its Affiliates, or Seller’s operation of its business after Closing.

(h)          Purchaser shall have executed and delivered, or caused to be executed and delivered, to Seller the documents and instruments required pursuant to Section 2.2.

(i)            The following Transaction Documents shall have been executed by Purchaser and delivered to Seller and shall contain terms and conditions reasonably acceptable to Seller: (A) the Customer Transition Services Agreement; provided, that, the parties agree that the Customer Transition Services Agreement will contain, among other things, the terms and conditions set forth in Schedule 6.1(i); (B) the Network Transition Services Agreement; provided, that, the parties agree that the Network Transition Services Agreement will contain, among other things, the terms and conditions set forth in Schedule 6.1(i); (C) the Spectrum Manager Lease Agreement; (D) the Sixth Amendment to the Intercarrier Roamer Service Agreement; and (E) the Seller Brand License Agreement.

(j)            Each Transaction Document not set forth in Section 6.2(i) to be executed and delivered in connection with the Closing shall have been executed by the Purchaser party thereto and delivered to Seller.

Section 6.3.                 Frustration of Closing Conditions

Neither Seller nor Purchaser may rely on the failure of any condition set forth in this Agreement to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, including as required by Sections 5.1 and 5.2.

ARTICLE 7
INDEMNIFICATION

Section 7.1.                 Survival

(a)           All of the representations and warranties of the parties contained in this Agreement, and in the certificates delivered pursuant to Sections 6.1(a) and 6.2(a), shall survive the Closing Date and continue in full force and effect for 18 months thereafter, except that the representations and warranties set forth in Sections 3.2, 3.3, 4.2, 4.3, 4.8, and 4.9 shall survive the Closing Date and continue in full force and effect until the expiration of the statute of limitations with respect to such section.

(b)          All indemnification obligations under this Agreement shall terminate as of the expiration of the survival period set forth in Section 7.1(a); provided, that the applicable survival period shall be extended automatically to include any time period necessary to resolve a claim for indemnification that was made prior to the expiration of such survival period and not resolved prior to such expiration, but any such extension shall apply only as to such claims expressly made in writing prior to such expiration.

(c)           Except as otherwise expressly provided in Section 9.12, following the Closing the indemnification provided for by this Article 7 shall be the sole and exclusive remedy of any Seller Indemnitee and any Purchaser Indemnitee, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by Purchaser or Seller, respectively, or any failure by Purchaser or Seller, respectively, to perform or comply with any covenant or agreement set forth herein and otherwise relating to the Purchased Assets, the Seller Business and the transactions contemplated by this Agreement; provided, however, that nothing in this Article 7 will preclude any party from seeking any legal remedy available to such party for any breach or other conduct that constitutes fraud on the part of any other party.

(d)          The right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

Section 7.2.                 Indemnification Obligation of Seller

From and after the Closing, Seller shall indemnify Purchaser and its Affiliates, and its and their respective successors and assigns, (each, a “Purchaser Indemnitee”), against, and hold each harmless from, any and all demands, claims, losses, liabilities, actions or causes of action, assessments, damages, fines, Taxes (including excise and penalty taxes), penalties, reasonable costs and expenses (including interest, reasonable expenses of investigation, reasonable fees and disbursements of counsel, accountants and other experts, whether the same relate to claims, actions or causes of action asserted by any indemnified Person against the indemnitor or asserted by third parties) (collectively, “Losses”) incurred or suffered by any Purchaser Indemnitee arising out of:

(a)           any misrepresentation or breach of warranty on the part of any Seller Entity under this Agreement or any Transaction Document, or any misrepresentation in or omission from any schedule (including without limitation the Seller Disclosure Schedule), exhibit, certificate, instrument or other document furnished to Purchaser pursuant hereto or thereto; provided, that, for purposes of this Article 7, the representations and warranties of the Seller Entities herein and therein shall not be deemed to be qualified by any references to materiality, including without limitation any references to Seller Material Adverse Effect;

(b)          any breach of any agreement or covenant on the part of any Seller Entity under this Agreement or any Transaction Document;

(c)           any claims, actions, suits or proceedings by third parties or Governmental Authority (including an FCC enforcement action) relating to or arising out of or in connection with the ownership or operation by any Seller Entity or any Affiliate thereof prior to Closing, of the Purchased Assets, including the Seller Assigned Licenses, or the Seller Business, whether any such claims, actions, suits or proceedings are asserted prior to or after the Closing;

(d)          any claim arising out of or relating to the employment or termination of employees by Seller; and

(e)           Excluded Liabilities or Excluded Assets (including the ownership or operation of such Excluded Assets at any time by any Seller Entity or any Affiliate thereof).

Section 7.3.                 Indemnification Obligation of Purchaser

From and after the Closing, Purchaser shall indemnify Seller and its Affiliates, and its and their respective successors and assigns (each, a “Seller Indemnitee”), against and hold each harmless from, any and all Losses incurred or suffered by any Seller Indemnitee arising out of:

(a)           any misrepresentation or breach of warranty on the part of any Purchaser Entity under this Agreement or any Transaction Document, or any misrepresentation in or omission from any schedule (including without limitation the Purchaser Disclosure Schedule), exhibit, certificate, instrument or other document furnished to Seller pursuant hereto or thereto;

(b)          any breach of any agreement or covenant on the part of any Purchaser Entity under this Agreement or any Transaction Document;

(c)           any claims, actions, suits or proceedings by third parties or Governmental Authority (including an FCC enforcement action) relating to or arising out of or in connection with the ownership or use by any Purchaser Entity or any Affiliate thereof after the Closing, of the Purchased Assets, including the Seller Assigned Licenses, or the operation of a wireless voice or data business by any Purchaser Entity or any Affiliate thereof after the Closing; or

(d)          any Assumed Liabilities.

Section 7.4.                 Limitations on Liability for Losses

(a)           In no event shall any party hereto be liable for indirect, incidental, special, consequential or punitive damages, lost profits or similar items (including loss of revenue, income or profits, or loss of business reputation or opportunity relating to a breach or alleged breach hereof), regardless of the form of action, whether in contract, warranty, strict liability or tort, including negligence of any kind, whether active or passive, and regardless of whether the other party knew of or was advised at the time of breach of the possibility of such damages, except where such damages are claimed by a third party pursuant to Sections 7.2(c), 7.2(d) or 7.2(e), or Sections 7.3(c) or 7.3(d), as applicable.

(b)          No indemnification under Section 7.2(a) for any Losses suffered by the Purchaser Indemnitees shall be required to be made by Seller until the aggregate amount of the Losses suffered by the Purchaser Indemnitees exceeds $7,500,000 (the “Threshold”), but once such Threshold is reached, then indemnification shall be required to be made by Seller for all such Losses, but subject to the other provisions of this Section 7.4; provided that the foregoing limitation shall not apply to (i) any intentional breach of a representation or warranty or (ii) any Losses in connection with Taxes (including excise and penalty Taxes).

(c)           No indemnification under Section 7.3(a) for any Losses suffered by the Seller Indemnitees shall be required to be made by Purchaser until the aggregate amount of the Losses suffered by the Seller Indemnitees exceeds the Threshold, but once such Threshold is reached, then indemnification shall be required to be made by Purchaser for all such Losses, but subject to the other provisions of this Section 7.4; provided that the foregoing limitation shall not apply to (i) any intentional breach of a representation or warranty or (ii) any Losses in connection with Taxes (including excise and penalty Taxes).

(d)          The maximum amount of Losses for which a party may be obligated to provide indemnification with respect to any breach of a representation or warranty shall be $100,000,000 in the aggregate; provided that the foregoing limitation shall not apply to (i) any intentional breach of a representation or warranty or (ii) any Losses in connection with Taxes (including excise and penalty Taxes).

(e)           Seller shall not be liable for any Losses pursuant to Section 7.2(a) or (c) arising from a Seller Material Adverse Effect, but only if Seller discloses to Purchaser such Seller Material Adverse Effect in writing promptly after Seller becomes aware of such Seller Material Adverse Effect, and Purchaser waives such Seller Material Adverse Effect in writing and consummates the Closing; provided, that the foregoing limitation shall not apply to any intentional breach of a representation or warranty made by Seller on the date hereof.

(f)           Purchaser shall not be liable for any Losses pursuant to Section 7.3(a) or (c) arising from a Purchaser Material Adverse Effect, but only if Purchaser discloses to Seller such Purchaser Material Adverse Effect in writing promptly after Purchaser becomes aware of such Purchaser Material Adverse Effect, and Seller waives such Purchaser Material Adverse Effect in writing and consummates the Closing; provided, that the foregoing limitation shall not apply to any intentional breach of a representation or warranty made by Purchaser on the date hereof.

(g)               (i)            With respect to each indemnification obligation contained in any Transaction Document or any other document executed in connection with the Closing, all Losses shall be net of any third-party insurance proceeds that have been recovered or are recoverable by the Indemnified Party in connection with the facts giving rise to the right of indemnification, and (ii) Seller shall have no liability to indemnify any Indemnified Party with respect to any Losses caused by or resulting from any action (A) that Seller is required or requested to take pursuant to this Agreement (including with the consent of Purchaser) or (B) that Seller, having sought Purchaser’s consent pursuant to this Agreement, did not take as a result of Purchaser having withheld or delayed the requested consent.

(ii)           If an Indemnitor makes any payment for any Losses suffered or incurred by an Indemnified Party, such Indemnitor shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Losses and with respect to the claim giving rise to such Losses.

(iii)          Each of the parties shall, and shall cause its applicable Affiliates and Representatives to, take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 7.5.                 Notice of Claims

Any party (the “Indemnified Party”) seeking indemnification under this Article 7 shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder (a “Claim”), including a pending or threatened claim or demand asserted by a third party against the Indemnified Party (such claim being a “Third Party Claim”) and shall include in such Claim Notice (if then known) the amount, or the method of computation of the amount, of such Claim and a reference to the provision of this Agreement or any agreement, document or instrument executed pursuant hereto or in connection herewith upon which such Claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third party as to which indemnification will be sought must be given promptly after the action or suit is commenced; provided, further that if such Claim Notice is given prior to the expiration of the applicable survival period, failure to promptly give such Claim Notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period provided for in Section 7.1(a) for such representation, warranty, covenant or agreement.

Section 7.6.                 Third Party Claims

(a)           The Indemnitor shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnitee; provided, that the Indemnitor shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the material assets of any Indemnitee or agree to any restriction or condition that would apply to or materially adversely affect any Indemnitee or the conduct of any Indemnitee’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete discharge and release of any Indemnitee potentially affected by such Third Party Claim.  Upon receipt of a Claim Notice for indemnity from an Indemnified Party pursuant to Section 7.5, with respect to any Third Party Claim, then the Indemnified Party shall give the Indemnitor a reasonable opportunity (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party, (ii) to employ counsel to contest any such claim, action or suit in the name of the Indemnified Party or otherwise and (iii) to take all other required steps or proceedings to settle or defend any such claim, action or suit.

(b)          The expenses of all proceedings, contests or lawsuits with respect to any claims, actions or suits for which a Claim is made shall be borne by the Indemnitor.  If the Indemnitor wishes to assume the defense of any such claim, action or suit, then it shall give written notice to the Indemnified Party within 30 days after delivery of the Claim Notice, and the Indemnitor shall thereafter assume the defense of any such claim, action or suit, through counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party shall have a reasonable opportunity to participate in such defense at its own expense; provided, further that the Indemnitor may settle or compromise such claim, action or suit without the Indemnified Party’s prior written consent only in accordance with the first sentence of Section 7.6(a).  The Indemnified Party shall have the right to control the defense of the claim, action or suit if the Indemnitor does not elect to assume the defense of such claim, action or suit by written notice as set forth above; provided, that the Indemnitor shall have a reasonable opportunity to participate in such defense at its own expense.  Notwithstanding the foregoing, if (i) the defendants in any action shall include both an Indemnitor and an Indemnified Party, and (ii) such Indemnified Party shall have reasonably concluded that counsel selected by Indemnitor has a material conflict of interest because of the availability of different or additional defenses to such Indemnified Party, and (iii) either (A) counsel shall have advised Indemnified Party that the conflict of interest cannot be resolved by the consent of Indemnitor and Indemnified Party to the joint representation, or (B) Indemnitor or Indemnified Party shall fail to give any required consent, which consent will not be unreasonably withheld or delayed, then such Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the reasonable expense of the Indemnitor.

(c)           If the Indemnitor does not assume the defense of such claim, action or suit by written notice as set forth in (b) above, then the Indemnified Party may defend such claim, action or suit in such manner as the Indemnified Party may deem appropriate (provided that the Indemnitor may participate in such defense at its own expense).

ARTICLE 8
termination

Section 8.1.                 Termination

Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated:

(a)           by the mutual written consent of the parties;

(b)          by either party (provided that such party is not otherwise in material breach) if the other party has breached a representation, warranty, covenant or agreement set forth herein, and such breach could reasonably be expected to have a Purchaser Material Adverse Effect (in the case of a breach by Purchaser) or a Seller Material Adverse Effect (in the case of a breach by Seller), and the breaching party fails to cure such breach within thirty (30) days of written notice thereof;

(c)           by either party upon written notice to the other party, upon the other party’s filing, or the other party having filed against it and remaining pending for more than thirty (30) days, a petition under Title 11 of the United States Code or similar state law provision seeking protection from creditors or the appointment of a trustee, receiver or debtor in possession;

(d)          by either party upon written notice to the other party if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable; or

(e)           by either party upon written notice to the other party if the Closing shall not have occurred on or before the 18th month anniversary of the date hereof.

Section 8.2.                 Effect of Termination

In the event of termination of this Agreement in accordance with Section 8.1, all rights and obligations of the parties under this Agreement shall terminate without any liability to the other party except that (a) nothing herein shall relieve a party from any liability for any breach of its covenants, representations or warranties hereunder and (b) this Section 8.2 and the provisions of Section 5.4 and Article 9 shall survive the termination of this Agreement.

Section 8.3.                 Extension; Waiver

At any time prior to the Closing, either Seller or Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other Person, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement, but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

ARTICLE 9
MISCELLANEOUS

Section 9.1.                 Governing Law

(a)           This Agreement shall be construed in accordance with, and governed by, the internal Laws of the State of Delaware without giving effect to principles of conflicts of law.  Each party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transactions, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the District of Delaware or the courts of the State of Delaware (the “Chosen Courts”) and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts for purposes of any such action or proceedings, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice, including the original or a copy of such process, is given and receipt thereof evidenced in accordance with Section 9.5.

(b)           The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

Section 9.2.                 Assignment

(a)           Except as otherwise provided under Section 1.3(a) or Section 9.2(b), neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party, and any purported assignment without consent or not in accordance with Section 9.2(b) and 9.2(c), as applicable, shall be null and void.

(b)          Purchaser may without Seller’s consent assign its rights hereunder to receive all or any portion of the Seller Assigned Licenses and all or any portion of the Purchased Assets to any direct or indirect wholly-owned subsidiary of Purchaser; provided, that (i) Purchaser furnishes Seller with reasonably satisfactory assurance of performance of this Agreement by Purchaser’s assignee, (ii) the assignment will not materially delay the FCC’s approval of the Transactions and (iii) no such assignment shall relieve Purchaser of any of its obligations to Seller hereunder.

(c)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d)          Nothing in this Section 9.2 shall prohibit the Transfer by either party of any assets received from the other party upon the consummation of the Transactions.

Section 9.3.                 Entire Agreement

This Agreement (including the Schedules attached hereto), the Purchaser Disclosure Schedule, the Seller Disclosure Schedule and the Transaction Documents constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, arrangements and understandings of the parties with respect to such subject matter.

Section 9.4.                 Amendments and Waivers

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (in the case of an amendment) by both parties or (in the case of a waiver) by the party granting the waiver.  No failure or delay by any party in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.5.                 Notices

All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (a) upon delivery if delivered personally (by courier service or otherwise), as evidenced by written receipt or other written proof of delivery (which may be a printout of the tracking information of a courier service that made such delivery), or (b) upon confirmation of dispatch if sent by facsimile or e-mail transmission (which confirmation shall be sufficient if shown by evidence produced by the facsimile machine, computer or other electronic transmission device used for such transmission), in each case to the applicable addresses, facsimile numbers or e-mail addresses set forth below (or such other address facsimile number, or e-mail address which either party may from time to time specify in accordance with this Section 9.5):

If to Purchaser, to:

Sprint Spectrum L.P.

SprintCom, Inc.

c/o Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

                Attention:  Charles R. Wunsch, Esq., General Counsel
Facsimile:  (913) 523-9802

                E-mail:  charles.wunsch@sprint.com

With a copy (which shall not constitute notice) to:

Polsinelli Shughart PC
700 West 47th Street, Suite 1000

Kansas City, Missouri  64112

Attention:  William W. Mahood, III, Esq.

Facsimile:  (816) 753-1536

                E-mail:  BMahood@Polsinelli.com

If to Seller:

United States Cellular Corporation
c/o Telephone and Data Systems, Inc.
30 North LaSalle St., 40th Floor
Chicago, Illinois  60602
Attention:  Scott H. Williamson
Facsimile:  (312) 630-9299

                E-mail:  scott.williamson@teldta.com

With a copy (which shall not constitute notice) to:

United States Cellular Corporation
8410 West Bryn Mawr Avenue
Chicago, Illinois  60631
Attention:  Steve Campbell
Facsimile:  (773) 399-8959

                E-mail:  steve.campbell@uscellular.com

And a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn St.
Chicago, Illinois  60603
Attention:  William S. DeCarlo, Esq.
Facsimile:  (312) 853-7036

                E-mail:  wdecarlo@sidley.com

Section 9.6.                 Headings

The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

Section 9.7.                 Severability

Each term or provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent but only to the extent of such invalidity, illegality or unenforceability, without rendering invalid or unenforceable the remainder of such provision or provisions of this Agreement; provided, however, that if the removal of such offending provision materially alters the burdens or benefits of either of the parties under this Agreement, the parties agree to negotiate in good faith such modifications to this Agreement, if any, as are appropriate to ensure that the burdens and benefits of each party under such modified agreement are reasonably comparable to the burdens and benefits originally contemplated herein.

Section 9.8.                 No Third-Party Beneficiaries

With the exception of the parties to this Agreement and their respective successors and permitted assigns, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights arising out of this Agreement.

Section 9.9.                 Remedies Cumulative

Except as otherwise provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power or remedy by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 9.10.             Expenses

Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, the parties shall bear their own expenses (including all time and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the Transactions.

Section 9.11.             Counterparts

This Agreement may be executed in one or more counterparts, which may be delivered by facsimile or e-mail transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.12.             Specific Performance

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or any covenant set forth in this Agreement is otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to enforce specifically the performance of this Agreement in accordance with its terms and provisions and to prevent breaches of covenants set forth in this Agreement.  The foregoing right is in addition to, and not in lieu of, any other rights a party hereto may have in respect of a breach of this Agreement, whether at law or in equity.

Section 9.13.             Further Assurances

At and following Closing, Seller shall execute and deliver to Purchaser, or cause to be executed and delivered to Purchaser, such other instruments of conveyance and transfer as Purchaser may from time to time reasonably request or as may be otherwise necessary to more effectively convey and transfer the Purchased Assets, including the Seller Assigned Licenses.

Section 9.14.             Retention of Assets Prior to Closing

Notwithstanding any other term hereof, until Closing Seller shall retain control over the Purchased Assets at all times in accordance with FCC Law.  Nothing in this Agreement shall give Purchaser, prior to Closing, the right to control or direct Seller’s exercise of ultimate authority over the Purchased Assets.

Section 9.15.             Reformation

If the FCC should (a) change its rules in a manner that would adversely affect the enforceability of this Agreement, (b) directly or indirectly reject or take action to challenge the enforceability of this Agreement, or (c) take any other steps whatsoever, on its own initiative or by petition from a third party, to directly or indirectly challenge this Agreement or any provision hereof, then the parties hereto shall promptly negotiate in good faith to attempt to reform and amend this Agreement so as to eliminate or amend to make unobjectionable any portion that is the subject of any FCC action, provided, that neither party shall be obligated to reform or amend this Agreement under the foregoing circumstances if any such amendment or modification, in the reasonable judgment of such party, would not provide to or afford such party substantially the same rights, duties and obligations such party has under this Agreement as of the date hereof.

Section 9.16.             Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

 “Access Termination Costs” shall have the meaning set forth in Schedule 6.1(i).

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person.  For purposes of this definition, “control” (including the terms “controlling” and “controlled”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of equity interests, by contract or otherwise.

“Agreement” shall mean this Purchase and Sale Agreement, together with all of the Schedules referred to herein, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Assumed Liabilities” shall have the meaning set forth in Section 1.2(a).

“Balance Sheet Date” shall have the meaning set forth in Section 4.14.

“Books and Records” shall have the meaning set forth in Section 4.13.

“Business Day” shall mean any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in the City of New York and Chicago, Illinois.

“CALEA” shall mean the Communications Assistance for Law Enforcement Act of 1994, as amended.

“Cell Site”, for purposes of Schedule 6.1(i), shall mean any cell site (including each cell site on which a Seller Entity has placed one or more antennas) currently operated or used by each Seller Entity in respect of the Seller Business as of the date hereof.

“Cell and MTSO Site Costs” shall have the meaning set forth in Schedule 6.1(i).

“Chosen Courts” shall have the meaning set forth in Section 9.1(a).

“Claim” shall have the meaning set forth in Section 7.5.

“Claim Notice” shall have the meaning set forth in Section 7.5.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means a party’s efforts in accordance with reasonable commercial practices and without the payment of any money to any third party except the incurrence of reasonable costs and expenses that are not material in the context of the commercial objectives to be achieved by the subject effort of such Party.

“Confidential Information” of a Person shall mean any and all non-public information regarding the business, finances, operations, products, services and customers of the Person specified and its Affiliates in written or oral form or in any other medium.

“Consents” shall mean all Governmental Authorizations and consents, approvals or waivers of other third parties.

“Customer Agreements” shall have the meaning set forth in Section 1.1(b)(ii).

“Customers” shall have the meaning set forth in Section 1.1(b)(ii).

“Customer Threshold” shall have the meaning set forth in Section 6.1(k).

“Customer Transition Services Agreement” shall mean the Customer Transition Services Agreement between Seller and Purchaser delivered pursuant to Section 2.2(a)(v) and Section 2.2(b)(v)

“Disclosure Schedules” shall have the meaning set forth in Section 9.19.

“DOJ” shall have the meaning set forth in Section 5.2(c)(i).

“Enterprise Customer” shall have the meaning set forth in Section 1.1(b)(ii).

“Enterprise Customer Agreements” shall have the meaning set forth in Section 1.1(b)(ii).

“Excluded Assets” shall have the meaning set forth in Section 1.1(c).

“Excluded Liabilities” shall have the meaning set forth in Section 1.2(b).

“FCC” shall mean the Federal Communications Commission.

“FCC Law” shall mean the Communications Act of 1934, as amended, including as amended by the Telecommunications Act of 1996, and the rules and regulations adopted by the FCC thereunder.

“Final Order” shall mean an action or decision that has been granted by the FCC as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (iv) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“Financial Statements” shall have the meaning set forth in Section 4.14.

“FTC” shall have the meaning set forth in Section 5.2(c)(i).

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” shall mean a Federal, state or local court, legislature, governmental agency, commission or regulatory (including any state public utilities commission) or administrative authority or instrumentality.

“Governmental Authorization” shall mean any license, permit, certificate of authority, waiver, variance, order, operating rights, approval, certificate of public convenience and necessity, registration or other authorization, consent or clearance to construct or operate a facility, including any emissions, discharges or releases therefrom, or to transact an activity or business, to construct a tower, or to use an asset or process, in each case issued or granted by a Governmental Authority.

“Homed”  shall mean, with respect to an Individual Customer or an Enterprise Customer, that the NPA-NXX for such customer is within the Seller Service Area.

“HSR Act” shall have the meaning set forth in Section 5.2(c)(i).

“Indemnified Party” shall have the meaning set forth in Section 7.5.

“Indemnitor” shall have the meaning set forth in Section 7.5.

“Individual Customers” shall have the meaning set forth in Section 1.1(b)(ii).

“Interference Consent” shall mean any agreement or arrangement between a party and any Person, including any present or proposed PCS, cellular, or microwave system operator or any PCS, cellular, or microwave licensee, conditional licensee or applicant with respect to co-channel and/or adjacent channel interference, the coordination of adjacent market channel use or other matters concerned with the operation of adjacent markets, allowing interference, restricting station operations, licensing or location, or limiting transmission time.

“Interim Financial Statements” shall have the meaning set forth in Section 4.14.

“Knowledge” or “to the Knowledge of” (or similar words or phrases) shall mean the actual knowledge of (i) in the case of Seller, each Person set forth on Schedule II and (ii) in the case of Purchaser, each Person set forth on Schedule III.

“Law” shall mean applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order enacted, adopted, promulgated by any Governmental Authority.

“Lease Termination Costs” shall have the meaning set forth in Schedule 6.1(i).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, preemptive right, existing or claimed right of first refusal, right of first offer, right of consent, put right, or right of a third party or other adverse claim of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

“Losses” shall have the meaning set forth in Section 7.2.

“Market Areas” shall mean those areas identified as such in Schedule I.

“MBI” shall have the meaning set forth in Section 1.1(b)(ii).

“Network Transition Services Agreement” shall mean the Network Transition Services Agreement between Seller and Purchaser delivered pursuant to Section 2.2(a)(v) and Section 2.2(b)(v).

“Permitted Liens” shall mean (i) statutory Liens for taxes, assessments or other governmental charges not yet due or payable, or that are being contested in good faith by appropriate proceedings; (ii) statutory Liens of mechanics, materialmen, landlords, licensors, carriers, warehousemen, repairmen and contractors and other Liens imposed by law and on a basis consistent with past practice which are incurred in the ordinary course of business for sums not yet due and payable, or that are being contested in good faith by appropriate proceedings; (iii) Liens and easements due to zoning, entitlement, building, subdivisions and other land use laws and regulations; and (iv) any deficiencies in title which (x) would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the operation or use of the Purchased Assets as currently operated or used by Seller or any Seller Entity and (y) will be curable by Purchaser after the Closing without material payment to any third party.

“Person” shall mean an individual, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, association, joint stock company, Governmental Authority, unincorporated organization, or other legal entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person as the context may require.

“Post-Execution Contract” shall have the meaning set forth in Section 5.10.

“Pre-Closing Periods” shall have the meaning set forth in Section 5.9(c).

“Purchase Price” shall have the meaning set forth in Section 1.1(a).

“Purchased Assets” shall have the meaning set forth in Section 1.1(b).

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article 3.

“Purchaser Entities” shall mean Sprint Spectrum and SprintCom, collectively.

“Purchaser Indemnitee” shall have the meaning set forth in Section 7.2.

“Purchaser Material Adverse Effect” shall mean any change, event, occurrence, fact, condition, effect or development that is, or could reasonably be expected to be, materially adverse to the ability of Purchaser to consummate the Transactions; provided, however, that any adverse effect arising out of, resulting from or attributable to (a) an event or series of events or circumstances affecting (but not in a substantially disproportionate manner) (i) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the United States or (iii) the wireless communications industry generally or the geographic area in which products of the Seller Business are distributed, (b) the negotiation, execution or the announcement of the separation of the Seller Business from Seller and its Affiliates, the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the other Transaction Documents, including effects related to compliance with the covenants contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein, (c) any changes in applicable Law or U.S. GAAP or the enforcement or interpretation thereof, (d) actions taken with Seller’s consent, (e) the effect of any action taken by Seller or its Affiliates with respect to the transactions contemplated hereby or with respect to Purchaser, (f) any acts of God, or (g) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions, shall not constitute or be deemed to contribute to a Purchaser Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Purchaser Material Adverse Effect has occurred or would be reasonably likely to occur.

“Purchaser State Consents” shall mean the Consents, if any, listed on Schedule 3.4.

“Purchaser Sales and Marketing Employees” shall have the meaning set forth in Section 5.14(d).

“Representatives” shall mean, with respect to any Person, its Affiliates, and its and their respective shareholders, members, managers, directors, officers, employees, attorneys, auditors and agents.

“Seller” shall have the meaning set forth in the preamble.

“Seller Assigned Customer Assets” shall have the meaning set forth in Section 1.1(b)(ii).

“Seller Assigned Licenses” shall have the meaning set forth in the first recital.

“Seller Brand License Agreement” shall mean the Brand License Agreement between Seller and Purchaser delivered pursuant to Section 2.2(a)(v) and Section 2.2(b)(v)

“Seller Business” shall have the meaning set forth in the first recital.

“Seller Consents” shall have the meaning set forth in Section 4.12(b).

“Seller Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article 4.

“Seller Entities” shall mean Seller and each Person listed on Schedule 4.9.

“Seller FCC Authorization” shall mean the Seller Assigned Licenses and other FCC authorizations relating to the operation of the Seller Service Area listed on Schedule I.

“Seller Indemnitee” shall have the meaning set forth in Section 7.3.

“Seller Material Adverse Effect” shall mean any change, event, occurrence, fact, condition, effect or development that is, or could reasonably be expected to be, materially adverse to (i) the Purchased Assets taken as a whole, or (ii) the ability of Seller to consummate, or cause the Seller Entities to consummate, the Transactions; provided, however, that any adverse effect arising out of, resulting from or attributable to (a) an event or series of events or circumstances affecting (but not in a substantially disproportionate manner) (i) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the United States or (iii) the wireless communications industry generally or the geographic area in which products of the Seller Business are distributed, (b) the negotiation, execution or the announcement of the separation of the Seller Business from Seller and its Affiliates, the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the other Transaction Documents, including effects related to compliance with the covenants contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein, (c) any changes in applicable Law or U.S. GAAP or the enforcement or interpretation thereof, (d) actions taken with Purchaser’s consent, (e) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to Seller, (f) any acts of God, or (g) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions, shall not constitute or be deemed to contribute to a Seller Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Seller Material Adverse Effect has occurred or would be reasonably likely to occur.

“Seller Permits” shall have the meaning set forth in Section 4.11.

“Seller Service Area” shall have the meaning set forth in the first recital.

“Seller State Consents” shall mean the Consents listed on Schedule 4.4.

“Severance Expenses” shall have the meaning set forth in Schedule 6.1(i).

“SID/BID” shall have the meaning set forth in Section 1.1(b)(ii).

“Sixth Amendment to the Intercarrier Roamer Service Agreement” shall mean the Sixth Amendment to the Intercarrier Roamer Service Agreement between Seller and Purchaser delivered pursuant to Section 2.2(a)(v) and Section 2.2(b)(v).

“Spectrum Manager Lease Agreement” shall mean the Spectrum Manager Lease Agreement between Purchaser, or lessor, and Seller, or lessee, delivered pursuant to Section 2.2(a)(v) and Section 2.2(b)(v).

“Sprint Spectrum” shall have the meaning set forth in the preamble.

“SprintCom” shall have the meaning set forth in the preamble.

“Straddle Period” shall have the meaning set forth in Section 5.9(b).

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” shall have the meaning set forth in Section 7.5.

“Threshold” shall have the meaning set forth in Section 7.4(b).

“Transactions” shall mean the transactions contemplated by this Agreement and each of the other Transaction Documents.

“Transaction Documents” shall mean, collectively, this Agreement, the Customer Transition Services Agreement, the Network Transition Services Agreement, Assumption Agreement (Purchaser Assumed Liabilities), Instrument of Assignment (Seller Assigned Licenses), Bill of Sale and Assignment (Purchased Assets), Spectrum Manager Lease Agreement, Sixth Amendment to the Intercarrier Roamer Service Agreement, and the Seller Brand License Agreement delivered pursuant to Section 2.2(a)(v) and Section 2.2(b)(v).

“Transaction Taxes” shall have the meaning set forth in Section 5.9(a).

“Transfer” shall mean to sell, transfer, deliver, convey, assign or otherwise dispose of the applicable asset.

“Transmitted SID” shall have the meaning set forth in Section 1.1(b)(ii).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act.

Interpretation of the Transaction Documents shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, and paragraph are references to the Articles, Sections, and paragraphs to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Disclosure Schedules hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in the Transaction Documents shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in the Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Documents; (j) Seller and Purchaser have each participated in the negotiation and drafting of the Transaction Documents and if an ambiguity or question of interpretation should arise, the Transaction Documents shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in any of the Transaction Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (n) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto.

Section 9.17.             No Set-Off

The obligations under this Agreement and any Transaction Document shall not be subject to set-off for any claim by any party or any of their respective Affiliates.  Not in limitation of the foregoing, the parties hereto shall not, and shall cause their respective Affiliates not to, withhold performance of any of their respective obligations under this Agreement or the Transaction Documents due to a monetary claim under this Agreement or any Transaction Document, or due to any monetary or non-monetary claim under any other agreement between the parties or any of their respective Affiliates.

Section 9.18.             Bulk Sales Laws

Purchaser and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar Laws of any state or any jurisdiction outside the United States, that may otherwise be applicable with respect to the sale of any of the Purchased Assets.

Section 9.19.             Disclosure Schedules

Any disclosure with respect to a Section of this Agreement, including any Section of a Purchaser Disclosure Schedule or Seller Disclosure Schedule (the “Disclosure Schedules”), shall be deemed to be disclosed for other Sections of this Agreement, including any Section of the Disclosure Schedule, to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure.  Matters reflected in any Section of this Agreement, including any Section of the Disclosure Schedule, are not necessarily limited to matters required by this Agreement to be so reflected.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or order of a Governmental Authority shall be construed as an admission or indication that breach or violation exists or has actually occurred.

Section 9.20.             No Third-Party Beneficiaries

Except as provided in Article 7 with respect to Seller Indemnitees and Purchaser Indemnitees, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement or any other Transaction Documents, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Seller or the Seller Business, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 9.21.             Joint and Several Liability

Each of Sprint Spectrum and SprintCom hereby agrees that it will be jointly and severally liable with the other for all covenants, agreements, representations, warranties and obligations made by Purchaser or either of them in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SPRINT SPECTRUM L.P.

By: Sprint Spectrum Holding Company, L.P., its general partner

By  /s/ Douglas B. Lynn
       Douglas B. Lynn
       Vice President – Corporate Development

SPRINTCOM, INC.

By  /s/ Douglas B. Lynn
       Douglas B. Lynn
       Vice President – Corporate Development

UNITED STATES CELLULAR CORPORATION

By  /s/ Scott H. Williamson
       Scott H. Williamson
       Authorized Representative and

       Senior Vice President of Acquisitions and Corporate Development for Telephone and Data Systems, Inc.

Signature Page to Purchase and Sale Agreement dated as of November 6, 2012 by and among Sprint Spectrum L.P., SprintCom, Inc., and
United States Cellular Corporation